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EXHIBIT 5.1

LETTERHEAD OF WHITE & CASE LLP

June 17, 2002

APCOA/Standard Parking, Inc.
900 North Michigan Avenue
Suite 1600
Chicago, Illinois 60611

Ladies and Gentlemen:

        We have acted as special counsel to APCOA/Standard Parking, Inc. (the "Company") in connection with the registration of $72,269,000 aggregate principal amount of the Company's 14% Senior Subordinated Second Lien Notes due 2006 (the "Registered Notes") and the guarantees of the Registered Notes (the "Guarantees") by the guarantors listed on Schedule A hereto (the "Subsidiary Guarantors") under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission on April 10, 2002, and as amended to the date hereof (the "Registration Statement"). The Registered Notes and Guarantees will be issued pursuant to an indenture dated as of January 11, 2002 (the "Indenture"), by and among the Company, the Subsidiary Guarantors and Wilmington Trust Company, as trustee.

        In so acting, we have examined such certificates of public officials and certificates of officers of the Company and its subsidiaries, and the originals (or copies thereof, certified or otherwise identified to our satisfaction) of such corporate documents, records and papers of the Company and its subsidiaries, and such other documents, records and papers as we have deemed relevant and necessary as a basis for such opinion. In this connection, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

        We have relied with your permission on the opinion of Robert N. Sacks, Executive Vice President and General Counsel of the Company, dated of even date herewith, to the extent such opinion relates to the matters covered in the opinion set forth below and insofar as such opinion relates to laws of states other than the states of New York, California or Delaware. To the extent that our opinion expressed below involves conclusions as to the matters set forth in the opinion of Robert N. Sacks, we have assumed, without independent investigation, the correctness of the matters set forth in such opinion, and our opinion is subject to the assumptions, qualifications and limitations set forth in such opinion.

        Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Registered Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the old notes in accordance with the terms of the exchange offer as set forth in the Registration Statement, (i) the Registered Notes have been duly and validly authorized and when issued will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights or by general equitable principles (whether applied by a court of law or equity), (ii) when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Registered Notes in accordance with the exchange offer and Indenture each of the Guarantees will be duly issued and will constitute valid and binding obligations of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights or by general equitable principles (whether applied by a court of law or equity), and (iii) the Guarantees have been duly and validly authorized by each of Century Parking, Inc., S&S Parking, Inc., Sentry Parking Corporation and APCOA Capital Corporation.

        Our opinions set forth herein are limited to the internal laws of the State of New York, the State of California, the General Corporation Law of the State of Delaware and the federal laws of the United States, and we do not express any opinion herein concerning any other laws.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement.

                      Very truly yours,

                      /s/  WHITE & CASE LLP

JK:AI:MA

SCHEDULE A

GUARANTORS

A-1 Auto Park, Inc.

APCOA Bradley Parking Company, LLC

APCOA Capital Corporation

APCOA LaSalle Parking Company, LLC

Century Parking, Inc.

Events Parking Co., Inc.

Executive Parking Industries, LLC

Hawaii Parking Maintenance Inc.

Metropolitan Parking System, Inc.

S&S Parking, Inc.

Sentinel Parking Co. of Ohio, Inc.

Sentry Parking Corporation

Standard Auto Park, Inc.

Standard Parking Corporation

Standard Parking Corporation IL

Tower Parking, Inc.

Virginia Parking Service, Inc.

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  EXHIBIT 5.1
SCHEDULE A GUARANTORS